EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Paladin Realty Income Properties, Inc.

We consent to the use of our report dated June 6, 2006, with respect to the Statement of Revenues and Certain Operating Expenses of Champion Farms Apartments, 3700 Springhurst Boulevard, Louisville, Kentucky, included in this Registration Statement on Form S-11 Post-Effective Amendment No. 2 (No. 333-113863) of Paladin Realty Income Properties, Inc., and to the reference to our Firm under the heading “Experts” in the Registration Statement.

We also consent to the use of our report dated June 6, 2006, with respect to our interim review of the Statement of Revenues and Certain Operating Expenses of Champion Farms Apartments, 3700 Springhurst Boulevard, Louisville, Kentucky for the three months ended March 31, 2006, included in this Registration Statement on Form S-11 Amendment No. 1 to Post-Effective Amendment No. 2 (No. 333-113863) of Paladin Realty Income Properties, Inc. Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a Registration Statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/    IMOWITZ KOENIG & CO., LLP

New York, New York

July 7, 2006